                                                                    Exhibit d.5c

                          EXPENSE LIMITATION AGREEMENT

                                FEBRUARY 28, 2008

     This Expense Limitation Agreement (this "Agreement") is by and between MEMBERS Capital Advisors, Inc. ("MCA") and MEMBERS Mutual Funds (the "Trust"), on behalf of each investment portfolio of the Trust.

                                    RECITALS

     (A) The Trust is an open-end management investment company organized under the laws of the State of Delaware and registered under the Investment Company Act of 1940, as amended (the "1940 Act").

     (B) The Trust comprises several separate investment portfolios (the "Funds"), and issues a separate series of shares representing an interest in each Fund. The Trust currently offers three classes of shares of each Fund.

     (C) MCA is an Iowa corporation registered as an investment adviser under the Investment Advisers Act of 1940, as amended.

     (D) Pursuant to an Amended and Restated Investment Management Agreement dated as of November 30, 2006 between MCA and the Trust (the "Management Agreement"), MCA provides investment advisory and administrative services to the Funds in exchange for a fee paid by the Trust with respect to the Funds at the rate specified in the Management Agreement (the "Management Fee").

     (E) The Trust and MCA have determined that it is appropriate and in the best interests of each Fund, its classes and its shareholders to maintain the expenses of the Funds at the levels specified in Schedule A hereto.

     (F) The Trust and MCA desire that the provisions of this Agreement: (1) do not adversely affect any Fund's status as a "regulated investment company" under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), (2) do not interfere with a Fund's ability to compute its taxable income under Code
Section 852, (3) do not adversely affect the status of the distributions a Fund makes as deductible dividends under Code Section 562, and (4) comply with the requirements of Revenue Procedure 99-40 (or any successor pronouncement of the Internal Revenue Service).

     NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties hereto agree as follows:

1. Expense Limitation

     (a) Operating Expense Limit. During the term of this Agreement, each Fund shall be subject to a limit on operating expenses (the "Operating Expense Limit") equal to the amount set forth in Schedule A hereto.

     (b) Operating Expenses. As used in this Agreement, "Operating Expenses" includes all operating expenses incurred by a Fund other than the following:

          -    The management fee.

          - Expenses attributable to specific classes of shares in accordance with the Trust's Multiple-Class Plan pursuant to Rule 18f-3 under the 1940 Act, as such Multiple Class Plan is in effect from time to time.

          - The following additional expenses: interest, taxes, brokerage commissions, other expenditures that are capitalized in accordance with generally accepted accounting principles, and other extraordinary expenses not incurred in the ordinary course of a Fund's business.

     (c) Application of Operating Expense Limit. To the extent that Operating Expenses in any fiscal year exceed the applicable Operating Expense Limit, MCA shall be liable to the extent of such excess amount (the "Excess Amount") as provided in paragraphs (d) and (e) below.

     (d) Method of Computation. For each class of shares of each Fund, the Trust's accounting agent shall determine a daily expense accrual representing the Operating Expenses on an annualized basis as well as a daily expense accrual based on the Operating Expense Limit. On each day for which the daily expense accrual representing the Operating Expenses exceeds the daily expense accrual based on the Operating Expense Limit, the Trust's accounting agent shall establish an account receivable for that share class and Fund equal to the difference between the daily accruals. Within three (3) business days of each month end, MCA shall remit to each Fund an amount equal to the aggregate account receivables for all the share classes of the Fund for that month. Any such amounts remitted to a Fund shall be allocated among the share classes of the Fund based on the relative net assets attributable to each class.

     (e) Year-End Adjustment. If necessary, within 30 days after the completion of the audit of the Trust's financial statements for such fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the payments remitted by MCA to a Fund with respect to the previous fiscal year shall equal the Excess Amount with respect to the previous fiscal year. Any such amounts remitted to a Fund, or repaid by a Fund, shall be allocated among the share classes of the Fund based on the relative net assets attributable to each class.

2. Reimbursement of Fee Waivers and Remittances

     (a) Reimbursement. If in any fiscal year in which the Management Agreement is in effect for a Fund, the Operating Expenses of the Fund are less than the Operating Expense Limit, MCA shall be entitled to reimbursement by the Fund of certain of the payments remitted by MCA to the Fund pursuant to Sections 1(d) and 1(e) of this Agreement. For each Fund, the maximum amount of reimbursement to which MCA is entitled (the "Reimbursement Amount") shall equal, at any time, the sum of all payments remitted by MCA pursuant to Sections 1(d) and 1(e) of this Agreement during the prior three (3) fiscal years, less any previous reimbursement of such remitted payments. The Reimbursement Amount shall not include any charges or fees (e.g., interest on outstanding Reimburse Amounts).

     (b) Method of Computing Reimbursement Payments. Payment of Reimbursement Amounts by a Fund to MCA shall be computed as follows. For each share class of each Fund, on each day for which the daily expense accrual based on the Operating Expense Limit exceeds the daily expense accrual representing the Operating Expenses, the Trust's accounting agent shall establish an account payable for that share class and Fund equal to the difference between the daily amounts. Within three (3) business days of each month end, each Fund shall pay to MCA an amount equal to the aggregate account payables for all the share classes of the Fund for that month; provided, however, that the amount of such payment shall not exceed the remaining Reimbursement Amount for the Fund.

     (c) Year-End Adjustment. If necessary to ensure that the actual Operating Expenses of any Fund (including any payment by the Fund of any Reimbursement Amount to MCA) for any fiscal year do not exceed the Fund's Operating Expense Limit for that year, the Fund or MCA, as appropriate, shall pay the other, during the first month of the next fiscal year, an adjustment amount equal to the difference between the Operating Expenses and the Operating Expense Limit.

3. Term and Termination

     (a) Term of Agreement. This Agreement will become effective February 28, 2008 and will continue in effect until the date set forth on Schedule A. This Agreement may be extended upon agreement of the parties, at which time Schedule A shall be amended to reflect the new term.

     (b) Termination of Agreement. This Agreement will terminate: (1) upon termination of the Management Agreement, or (2) by the Trust, without payment of any penalty, upon sixty (60) days written notice to MCA.

4. Amendment

     This Agreement may be amended only by a written agreement signed by each of the parties hereto.

5. Miscellaneous

     (a) Successors. This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

     (b) Assignment. Neither party may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

     (c) Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

     (d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

     (e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the state of Delaware, without reference to the conflict of laws principles thereof.

     (f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of this Agreement.

     (g) Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

     (h) Definitions. Any question of interpretation of any term or provision of this Agreement, including, but not limited to, the Management Fee, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to the Management Agreement or the 1940 Act, as applicable.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                     MEMBERS MUTUAL FUNDS

                                     By:
                                         ---------------------------------------
                                     Name:
                                     Title:


                                     MEMBERS CAPITAL ADVISORS, INC.

                                     By:
                                         ---------------------------------------
                                     Name:
                                     Title:


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

                                   SCHEDULE A

                            OPERATING EXPENSE LIMITS

          FUND            OPERATING EXPENSE LIMIT   EXPIRATION OF TERM OF AGREEMENT
          ----            -----------------------   -------------------------------
     Cash Reserves                 0.15%                   February 27, 2009
          Bond                     0.15%                   February 27, 2009
      High Income                  0.20%                   February 27, 2009
   Diversified Income              0.20%                   February 27, 2009
    Large Cap Value                0.40%                   February 27, 2009
    Large Cap Growth               0.20%                   February 27, 2009
     Mid Cap Value                 0.20%                   February 27, 2009
     Mid Cap Growth                0.40%                   February 27, 2009
    Small Cap Value                0.25%                   February 27, 2009
    Small Cap Growth               0.25%                   February 27, 2009
  International Stock              0.30%                   February 27, 2009
Conservative Allocation            0.25%                   February 27, 2009
  Moderate Allocation              0.25%                   February 27, 2009
 Aggressive Allocation             0.25%                   February 27, 2009


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